UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. 1)
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☐	Definitive Proxy Statement

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☐	Soliciting Material under §240.14a-12
Portland General Electric Company
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)
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EXPLANATORY NOTE

Portland General Electric Company (the “Company”) is filing this Amendment No. 1 to Schedule 14A (this “Amendment”) to amend the Company’s definitive proxy statement for its 2018 Annual Meeting of Shareholders (“Proxy Statement”), which was filed with the Securities and Exchange Commission on March 14, 2018. The Amendment supplements the disclosure included in the Proxy Statement relating to (1) Proposal No. 4 to provide additional information regarding the eligible participants in the Company’s Stock Incentive Plan and the basis for participation in the Stock Incentive Plan, (2) non-employee director and named executive officer compensation disclosure to make certain modifications and clarifications and (3) Questions and Answers about the Annual Meeting to provide additional information regarding the delivery of proxy materials to multiple shareholders sharing the same address.

No other changes have been made to the Proxy Statement or to the matters to be considered by the stockholders. Capitalized terms used but not otherwise defined in this Amendment shall have the meanings assigned to such terms in the Proxy Statement.

AMENDMENT TO PROXY STATEMENT

1.  Proposal 4:  Approval of Stock Incentive Plan

In connection with Proposal No. 4 (Approval of Stock Incentive Plan), the following text is added as a new paragraph following the existing paragraph under the caption “Summary of the Plan—Eligibility” on page 26 of the Proxy Statement:

As of the date hereof, the company has eleven executive officers and eleven directors (one of whom is also an officer) and, as of December 31, 2017, the company and its subsidiaries and affiliates (defined as any entity that controls, is controlled by or is under common control with the company) had 2,906 employees (including all the executive officers and all other officers). The number of officers, directors and employees will vary over time. Each officer, director and employee is eligible to receive awards under the Stock Incentive Plan. The Committee (and, in respect of awards to the CEO, the Committee together with other independent members of the Board) in its discretion from time to time determines which of such officers, directors and employees shall receive awards under the Stock Incentive Plan and the nature and magnitude of those awards. In exercising its discretion, the Committee takes into account, among other factors, the recommendations of company management and the Committee’s independent compensation consultant in light of the purpose of the Stock Incentive Plan, which as noted above is to attract, retain and motivate highly competent persons as officers, directors and key employees of the

Company and its subsidiaries and affiliates by providing them with incentives and rewards under the Stock Incentive Plan.  (For further information about the award determination process, see the discussion in the Compensation Discussion and Analysis below and in particular the information under the caption “Roles and Responsibilities” on Page 33 of the Proxy Statement.) In each of the five most recent years, all eligible directors and executive officers and approximately 62 to 72 other employees have received awards under the Stock Incentive Plan.

2.  Non-Employee Director/Named Executive Officer Compensation Disclosure

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The “Stock Awards” column in the table on Page 9 of the Proxy Statement entitled “2017 DIRECTOR COMPENSATION” and footnote 2 thereto are revised by substituting “$89,956” for “$89,310” each place the latter figure appears therein and by increasing the amount in the “Total” column of such table by $646 for each non-employee director identified in the table.

•	Footnote 2 to the table entitled “2016 and 2017 BASE SALARIES” appearing on Page 36 of the Proxy Statement is revised by changing “650,00” to “$650,000.”
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In the table on Page 41 of the Proxy Statement entitled “2017-2019 PERFORMANCE RSU AWARDS,” the column “Target Award as Multiple of Base Salary” is revised by substituting “1.2” instead of “1.1” for each of Mr. Lobdell and Ms. Pope.

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The second sentence of footnote 2 appearing on Page 52 of the Proxy Statement is revised to read in its entirety as follows: “The amounts shown in the Termination Following Change in Control column consist of 52 weeks of base salary plus the value of the target cash incentive award for the fiscal year in which the termination occurs.”

3.  Questions and Answers about the Annual Meeting

In addition to the Questions and Answers about the Annual Meeting beginning on page 56 of the Proxy Statement, the following question and answer is added:

What is “householding” and how does it affect me?

The company has adopted the “householding” procedure approved by the SEC, which allows us to deliver one set of documents to a household of shareholders instead of delivering a set to each shareholder in a household, unless we have been instructed otherwise. This procedure is more environmentally friendly and cost-effective because it reduces the number of copies to be printed and mailed. Shareholders who receive proxy materials in paper form will continue to receive separate proxy cards to vote their shares.

If you would like to change your householding election, request that a single copy of the proxy materials be sent to your address, or request a separate copy of the proxy materials, please contact Broadridge Financial Solutions, Inc., by calling (866) 540-7095 or by writing to Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 11717. We will promptly deliver the proxy materials to you upon receipt of your request. If you hold your shares in street name, please contact your bank, broker, or other record holder to request information about householding.

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Shareholders of record who have already voted and who would like to change their vote or revoke their proxy may do so at any time before voting begins by one of the methods described under the caption “How can I change or revoke my vote?” on page 58 of the Proxy Statement.  Beneficial owners of shares held in street name who wish to change their vote should check with their broker, bank or other nominee and follow the procedures your broker, bank or other nominee provides you.